UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2020

Innovate Biopharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 Par Value	INNT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 10, 2020, Innovate Biopharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Atlas Sciences, LLC, a Utah limited liability company (“Atlas”). Pursuant to the Purchase Agreement, the Company issued to Atlas an unsecured Convertible Promissory Note (the “Note”) in the principal amount of $2,750,000. Atlas may elect to convert all or a portion of the Note at any time and from time to time into the Company’s common stock at a conversion price of $3.25 per share, subject to adjustment for stock splits, dividends, combinations and similar events. The Company may prepay all or a portion of the Note at any time for an amount equal to 115% of then outstanding obligations or the portion of the obligations the Company is prepaying. The purchase price of the Note was $2,500,000, and the Note carries an original issuance discount of $250,000, which is included in the principal amount of the Note. In addition, the Company agreed to pay $20,000 of transaction expenses, which expenses were netted out of the purchase price of the Note.

The Note bears interest at the rate of 10% (which will increase to 18% upon and during the continuance of an event of default) per annum, compounding on a daily basis. All principal and accrued interest on the Note is due on the second anniversary of the date of the Note’s issuance.

At any time after the six month anniversary of the issuance of the Note, (i) if the average volume weighted average price of the Company's common stock over twenty trading dates exceeds $10.00 per share, the Company may generally require that the Note convert into shares of its common stock at the $3.25 (as adjusted) conversion price, and (ii) Atlas may elect to require all or a portion of the Note be redeemed by the Company. If Atlas requires a redemption, the Company, at its discretion, may pay the redeemed portion of the Note in cash or in the Company’s common stock at a conversion rate equal to the lesser of (i) the $3.25 (as adjusted) conversion rate or (ii) 80% of the average of the five lowest volume weighted average price of the Company’s Common Stock over the preceding twenty trading days. Atlas may not redeem more than $500,000 per calendar month during the period between the six month anniversary of the date of issuance until the first anniversary of the date of issuance and $750,000 per calendar month thereafter. The obligation or right of the Company to deliver its shares upon the conversion or redemption of the Note is subject to a 19.99% cap and subject to a floor price of $3.25 (unless waived by the Company). Any amounts redeemed or converted once the cap is reached or if the market price is less than the $3.25 floor price must be paid in cash.

If there is an Event of Default under the Note, Atlas may accelerate the Company’s obligations or Atlas may elect to increase the outstanding obligations under the Note. The amount of the increase ranges from 15% for certain “Major Defaults,” 10% for failure to obtain Atlas’ approval for certain equity issuances with anti-dilution, price reset or variable pricing features of less than $2,500,000, and 5% for certain “Minor Defaults.” In addition, the Note obligations will be increased if there are delays in the Company’s delivery requirements for the shares or cash issuable upon the conversion or redemption of the Note in certain circumstances.

If the Company issues convertible debt in the future with any terms, including conversion terms, that are more favorable to the terms of the Note, Atlas may elect to incorporate the more favorable terms into the Note.

The issuance of the Note was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

The foregoing is only a brief description of the Purchase Agreement and the Note and does not purport to be a complete description thereof. Such descriptions are qualified in their entirety by reference to the Purchase Agreement and the Note, copies of which are filed as Exhibit 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation.
 The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.
 The information set forth in Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 4.1	Note issued to Atlas Sciences, LLC
Exhibit 10.1	Note Purchase Agreement, dated January 10, 2020, by and between the Company and Atlas Sciences, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innovate Biopharmaceuticals, Inc.

Date: January 10, 2020	By:	/s/ Edward J. Sitar
Edward J. Sitar
Chief Financial Officer